EXHIBIT 10.15
THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR IF THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT.
WARRANT
of
GREEN DOT CORPORATION
Number W-041
March 3, 2009
     THIS CERTIFIES THAT, for value received, PayPal, Inc., a Delaware corporation (as used in the context of this Warrant as the holder of this Warrant, the “Holder”) is entitled to purchase up to the Maximum Number (as defined below) of shares (the “Shares”) of Common Stock (the “Common Stock”) of Green Dot Corporation, a Delaware corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings set forth in that certain Master Services Agreement between the Company and PayPal, Inc., a Delaware corporation (as used in the context of this Warrant other than as the Holder, “PayPal”) dated as of February 18, 2009 (the “Master Services Agreement”). As used herein the “Maximum Number” shall mean 4,283,456, subject to adjustment as set forth herein and subject to the terms and conditions set forth herein; provided, however, that the Maximum Number shall be increased by 50,000 shares on September 2, 2009 if the GE Warrant (as defined below) has not been repurchased by the Company on or before September 1, 2009.
     1. Exercise of Warrant. The terms and conditions upon which this Warrant may be exercised, and the Shares may be purchased, are as follows:
          1.1 Term.
               (a) Subject to the terms hereof, this Warrant shall be exercisable in whole or in part with respect to any Exercisable Shares (as defined below) only, at any time prior to the Expiration Date. The term “Expiration Date” means the earliest to occur of the following: (i) 11:59 p.m., Pacific Time, on March 3, 2017; provided, that if no Shares have vested by March 3, 2014, such expiration date shall be March 3, 2014; (ii) the date of a Standard Termination (as defined below); (iii) upon determination of Cash Value (as defined below) pursuant to and in compliance with Section 2.3 of this Warrant following an event that gives rise to Holder’s right to a Cash Value Payout;

(iv) upon the consummation of an Underwater Cash Transaction (as defined in Section 2.1); (v) upon the consummation of an eBay Change of Control Transaction (as defined below); (vii) upon the consummation of a Vested In-the-Money Change of Control Transaction (as defined below); or (vii) the date upon which PayPal’s obligations under Section 6.3(a) of the Master Services Agreement are released with respect to a Competing Service in accordance with Section 6.3(b) of the Master Services Agreement as a result of its entry into a Competing Service Agreement (an “Exclusivity Opt-Out”). As used herein, a “Standard Termination” shall mean a termination of the Master Services Agreement other than a termination by (i) PayPal pursuant to Sections 4.4(b), 10.6, 10.8(b) (only to the extent such breach by the Company results in or is reasonably expected to result in material harm to PayPal), 10.8(c), 10.8(d), 10.8(e), 10.8(f), 10.8(g) or 10.10 of the Master Services Agreement or (ii) the Company pursuant to Sections 10.2, 10.4 (to the extent the termination is not mutual, the governmental action, law, rule or regulation does not directly or indirectly prohibit either party’s performance under the Master Services Agreement and the Company’s termination is exclusively based on commercial reasons), 10.7(b) (only to the extent the breach by PayPal is not willful and does not result in or is not reasonably expected to result in material harm to the Company) or 15.7 of the Master Services Agreement. As used herein, an “eBay Change of Control Transaction” shall mean a Change of Control Transaction (as defined below) where either eBay Inc. (“eBay”) or a Subsidiary thereof is the other party to the Change of Control Transaction. As used herein, a “Vested In-The-Money Change of Control Transaction” shall mean a Change of Control Transaction which is consummated following the full and complete vesting of the Tranche A Shares pursuant to Section 1.3 in which the consideration per share paid to the holders of the Company’s Common Stock in such Change of Control Transaction is in excess of the Exercise Price. As used herein, a “Change of Control Transaction” shall mean (i) a merger, consolidation or reorganization of the Company with or into any other entity or entities in which the holders of the Company’s capital stock prior to the consummation of such event hold less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned Subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which a majority of the Company’s outstanding voting power is transferred (not including any new issuances of securities of the Company in a bona fide financing transaction in exchange for cash or evidence of indebtedness); or (iii) a sale or other disposition of all or substantially all of the assets of the Company. As used herein, a “Subsidiary” shall mean an entity which a person directly or indirectly owns or purports to own, beneficially or of record: (i) an amount of voting securities of or other interest in such entity that is sufficient to enable such person to elect at least a majority of the members of such entity’s board of directors or other governing body; or (ii) at least 50% of the outstanding equity, voting or financial interests in such entity.
               (b) Notwithstanding anything to the contrary set forth herein, in the event that acquisition of any Shares by Holder upon exercise of this Warrant shall require the receipt of any federal, state , local or foreign governmental order, permission, consent, approval or authorization (a “Permit”) or the expiration of any waiting periods applicable to the acquisition of the Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof, then the Expiration Date and all rights of Holder hereunder to exercise this Warrant shall be extended until the (10th) business day following receipt of all such applicable Permits and expiration of all such applicable waiting periods; provided that the Holder shall have provided written notice prior to the Expiration Date as defined in clause (a) above (without giving effect to the extension set forth in this clause (b)) of Holder’s intent to exercise the Warrant and acquire all or part of the Exercisable Shares subject to the receipt of such Permits or the expiration of such waiting periods. Holder and the Company shall use best efforts to file, as soon as practicable after notice by Holder of its intent to exercise this Warrant in whole or in part and acquire any Exercisable Shares, all notices, reports and other documents required to be filed by such party with any governmental body with respect to such exercise and acquisition. Without limiting the generality of the foregoing, the Company and Holder shall, promptly after such notice, prepare and file any notifications, applications or filings required under any Permit including the notifications required under the HSR Act or under any other applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade in connection with such exercise and acquisition. The Company and Holder shall use best efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any “second request”) received from the Federal Trade Commission or the U.S. Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other governmental body in connection with antitrust or related matters or in connection with any Permit. Holder shall pay the documented filing fees and reasonable expenses associated with any filings pursuant to the HSR Act or any Permit related to any such exercise and acquisition.
     1.2 Exercise Price. This Warrant shall have a per share exercise price equal to $23.70 per Share (subject to adjustment as set forth herein) (the “Exercise Price”); provided, however, that the Exercise Price shall be decreased to $23.43 per Share on September 2, 2009 if the GE Warrant has not been repurchased by the Company on or before September 1, 2009. The Company agrees to provide written notice to Holder promptly after the repurchase of the GE Warrant and upon such notice, the foregoing adjustment to the Exercise Price and the increase in the Maximum Number set forth in the preamble hereto shall have no further force and effect.
          1.3 Vesting.
               (a) 80% of the Shares (“Tranche A Shares”) subject to this Warrant will vest at such time, if any, prior to the earlier of (i) the Expiration Date (without giving effect to any extension of the Expiration Date pursuant to Section 1.1(b) above); (ii) any termination of the Master Services Agreement; or (iii) March 3, 2014 as: (A) the Annualized Aggregate Funding Amount (as defined below) has at any time equaled or exceeded $4.0 billion; OR (B) the Company generates $60.0 million or more in PayPal-Generated EBITDA (as determined below) in any consecutive 12-month period. As used herein, “Annualized Aggregate Funding Amount” shall mean an amount equal to the product of (i) the aggregate Funding Amount of all Funding Transactions completed within the most recently completed two fiscal quarters; and (ii) 2; provided, however, that for purposes of calculating the foregoing, the portion of the Funding Amount of any individual MoneyPak in excess of $200 shall be disregarded. “PayPal-Generated EBITDA” for any period shall be determined by adjusting PayPal Net Income for such period (as determined below) for the following (for such period):

(i)	add back Revenue Pro Rata Percentage (as defined below) of income tax expense (and subtract Revenue Pro Rata Percentage of income tax benefit)

(ii)	add back Revenue Pro Rata Percentage of interest expense (and subtract Revenue Pro Rata Percentage of interest income)

(iii)	add back Revenue Pro Rata Percentage of depreciation and/or amortization of assets

(iv)	add back Revenue Pro Rata Percentage of stock-based compensation expense

(v)	add back Revenue Pro Rata Percentage of any increase in expenses or reduction to revenues due to warrants, convertible preferred shares, convertible debt or other issuances of equity other than this Warrant;

(vi)	add back any increase in expenses or reduction to revenues due to this Warrant;

(vii)	add back Revenue Pro Rata Percentage of provision for losses related to transactions in excess of a cardholder’s balance

(viii)	add back Revenue Pro Rata Percentage of deductions from revenues for fees assessed on overdrawn accounts

(ix)	add back Revenue Pro Rata Percentage of amortization of deferred expenses (to the extent such expenses are not included in cost of revenues used to determine PayPal Gross Margin for such period); and

(x)	add back Revenue Pro Rata Percentage of any impairment of assets.
“PayPal Net Income” for any period shall be determined by determining PayPal Gross Margin for such period and (i) subtracting the Revenue Pro Rata Percentage of all items of loss or expense for such period (other than cost of revenues) which would be required to be reflected on the Company’s consolidated statement of income for such period as determined in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”); and (ii) adding back all items of income (other than revenues) which would be required to be reflected on the Company’s consolidated statement of income for such period as determined in accordance with GAAP. “PayPal Gross Margin” for any period shall be determined by subtracting the Company’s cost of revenues, which would be required to be reflected on the Company’s consolidated statement of income for such period as determined in accordance with GAAP, for all revenues associated with the Joint Service, the Master Services Agreement and any other commercial transaction entered into after the Effective Date pursuant to a written agreement entered into by or between, eBay, PayPal or their respective affiliates, on the one hand, and the Company and its affiliates, on the other hand (a “Subsequent Arrangement”), which would be required to be reflected on the Company’s consolidated statement of income for such period as determined in accordance with GAAP, but excluding any interchange revenues earned by the Company except as provided for in a Subsequent Arrangement (“PayPal Revenue”) from PayPal Revenue. “Revenue Pro Rata Percentage” shall mean the percentage determined by multiplying (i) the quotient obtained by dividing PayPal Revenue for a period by the Company’s total consolidated revenues for such period which would be required to be reflected on the Company’s consolidated statement of income for such period as determined in accordance with GAAP by (ii) 100.

               (b) 20% of the Shares (“Tranche B Shares”) subject to this Warrant will vest at such time, if any, prior to the earlier of (i) the Expiration Date (without giving effect to any extension of the Expiration Date pursuant to Section 1.1(b) above); (ii) any termination of the Master Services Agreement; or (iii) March 3, 2014 that: (A) the Tranche A Shares become fully vested pursuant to Section 1.3(a) above; AND (B) eBay promotes and designates the MoneyPak as the preferred method through which an eBay user who has registered on eBay.com and accepted the eBay user agreement found on eBay.com (an “eBay User”) can use Cash to fund payments on eBay.com or an applicable eBay affiliate’s website (a “Direct Cash Funding Method”), provided that the foregoing condition may be satisfied notwithstanding eBay’s or an applicable eBay affiliate’s acceptance or promotion of the funding of payments by eBay Users on eBay.com or an applicable eBay affiliate’s website through (1) traditional bank accounts and any instruments and methods of drawing funds therefrom; (2) the use of Association-branded debit cards, including Association-branded prepaid/stored value cards (which may include rebate or promotional cards branded with the Marks of an eBay affiliate other than PayPal); or (3) the closed-loop eBay-branded gift cards currently available for purchase at multiple retailers nationwide, or any similar closed closed-loop eBay affiliate (other than PayPal) branded gift cards that may be made available during the term of the Master Services Agreement, where such gift card balance is segregated and only available for use on eBay.com and/or an applicable eBay affiliate’s website as applicable, in each case notwithstanding that such accounts and/or cards may, in turn, have been funded or purchased with Cash (each of (1), (2), and (3) above an “Accepted Alternative Funding Method”); AND (C) in addition to the MoneyPak and Accepted Alternative Funding Methods, no more than two additional vendors (the “Other Vendors”) offer a Direct Cash Funding Method, subject to the following requirements: (1) that each Other Vendor offers other methods for eBay Users to fund payments on eBay.com or an applicable eBay affiliate’s website in addition to such Direct Cash Funding Method; (2) that the aggregate transaction volume of the Direct Cash Funding Method offered by each Other Vendor for eBay Users to fund payments on eBay.com and eBay affiliates does not constitute a material portion of such Other Vendor’s aggregate transaction volume (as measured by the aggregate dollar amount of all transactions using all payment funding methods offered by such Other Vendor); and (3) that eBay does not actively promote the Direct Cash Funding Method offered by the Other Vendors; and (4) the Other Vendors’ aggregate transaction volume (as measured by the aggregate dollar amount of all transactions using all payment funding methods offered for eBay Users to fund payments on eBay.com and eBay affiliates’ website by such Other Vendor), does not constitute more than two percent (2%) of all transaction volume (as measured by the aggregate dollar amount of all transactions) on eBay and eBay affiliates’ websites (in the aggregate).
               (c) Notwithstanding the foregoing, in the event of an eBay Change of Control Transaction prior to the vesting of the Tranche A Shares, immediately prior to the consummation of such transaction (i) a portion of the Tranche A Shares equal to the product obtained by multiplying (A) the quotient calculated by dividing (1) the Annualized Aggregate Funding Amount by (2) $4.0 billion (such quotient, the “Pro Rata Fraction”), by (B) the Tranche A Shares, will automatically vest and become exercisable by Holder; and (ii) if all the requirements for the vesting of Tranche B Shares as set forth in Section 1.3(b) above have been satisfied, a portion of the Tranche B Shares equal to the product obtained by multiplying the Pro Rata Fraction by the Tranche B Shares will automatically vest and become exercisable by Holder.

               (d) Shares which have vested in accordance with the foregoing provisions shall be referred to herein as “Exercisable Shares.”
          1.4 Method of Exercise.
               (a) The exercise of this Warrant shall be effected by (i) the surrender of this Warrant, together with a duly executed copy of the form of subscription attached hereto as Schedule A, to the Company at its principal offices and (ii) the delivery of the Exercise Price by check or bank draft payable to the Company’s order or by wire transfer of same day funds to the Company’s account for the number of Shares for which the Warrant is being exercised. The exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided herein or at such later date as may be specified in the executed form of subscription, and at such time, the person or persons in whose name or names any certificate or certificates for Shares issuable upon such exercise, as provided herein, shall be deemed to have become the holder or holders of record thereof.
               (b) In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant into Shares (the “Conversion Right”) through the net exercise procedure described below by the surrender of this Warrant, together with a duly executed copy of the form of subscription attached hereto as Schedule A, to the Company at its principal offices. Upon exercise of the Conversion Right with respect to the number of Shares that are exercised pursuant to this Warrant, the Company shall deliver to the Holder (without payment by the Holder of the Exercise Price or any cash or other consideration) that number of Shares equal to the quotient obtained by dividing (i) the Fair Market Value (as defined below) of the aggregate number of Shares exercised pursuant to this Warrant on the date of conversion, which value shall be equal to (A) the aggregate Fair Market Value of such Shares less (B) the aggregate Exercise Price of such Shares by (ii) the Fair Market Value of one Share. Fair Market Value shall be determined by the Company’s Board of Directors in good faith; provided, however, that (i) that in the event that this Warrant is exercised pursuant to this Section 1.4(b) in connection with the Company’s initial public offering of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (or any successor statute) (an “IPO”), the fair market value per share shall be the per share offering price to the public of a share of the Company’s Common Stock in such IPO; (ii) where there otherwise exists a public market for the Company’s Common Stock at the time of such exercise, the Fair Market Value shall be the average of the closing bid and asked prices per share of the Company’s Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on any NASDAQ market or on any exchange on which the Common Stock is listed, whichever is applicable, for the five (5) trading days prior to the date of determination of Fair Market Value (or such shorter period of time during which the Company’s Common Stock was traded over-the-counter or on such market or exchange).
               (c) Subject to the receipt of any applicable Permit and expiration of any waiting periods applicable to the acquisition of the Shares under the HSR Act or any other applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof, as promptly as practicable on or after the exercise of this Warrant (and in any event within five business days thereafter) the Company shall issue and deliver to the person or persons entitled to receive the same a certificate for the number of shares issuable upon such exercise and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired or converted, provided, subject to the receipt of any such Permit and expiration of such waiting periods, the person in whose name any certificate or certificates for Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Fair Market Value of a share of Common Stock less the Exercise Price, multiplied by such fraction. All Shares (including fractions) issuable upon exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share.
     2. Cash Value Payout.
          2.1 Company Option Upon a Change of Control. Notwithstanding anything to the contrary set forth herein, in the event the Company enters into a definitive agreement with respect to a Change of Control Transaction (other than an eBay Change of Control Transaction), the Company shall have the option, conditioned upon (i) closing of the Change of Control Transaction; and (ii) payment of the Cash Value Payout, if any, (as defined below) in cash or wire of immediately available funds to Holder at the later of the closing of such Change of Control Transaction or within five (5) days following the determination of the Cash Value in accordance with Section 2.3, to pay (or the Company’s successor in such Change of Control Transaction shall pay) Holder an amount (the “Cash Value Payout”) equal to the Cash Value, if any (as defined below), of this Warrant as of (and giving effect to) such Change of Control Transaction; provided, however, this provision shall not apply (and this Warrant shall terminate with no payment required from the Company to the Holder) in the event the Change of Control Transaction is an all-cash transaction (which shall include a transaction in which there is a cash payment at the closing and additional cash consideration to be paid post-closing) and the consideration per share to be paid to the holders of the Company’s Common Stock in the Change of Control Transaction is less than the Exercise Price (an “Underwater Cash Transaction”). To exercise the option set forth in this Section 2.1, the Company shall provide written notice to the Holder prior to the consummation of such Change of Control. If no such notice is provided, Company’s right to exercise the option provided pursuant to this Section 2.1 shall terminate and be of no further force or effect upon the consummation of such Change of Control.
          2.2 Termination of Master Services Agreement. Notwithstanding anything to the contrary set forth herein, in the event the Master Services Agreement is terminated (other than pursuant to a Standard Termination) and the Tranche A Shares have not become fully vested, the Holder shall be entitled to a Cash Value Payout equal to the Cash Value of this Warrant, if any, as of the date of such termination which shall be paid in cash or wire of immediately available funds to Holder within five (5) days following the determination of the Cash Value in accordance with

Section 2.3; provided; however, that if the payment of the Cash Value Payout (after a determination of the Cash Value has been made in accordance with Section 2.3 below) would result in a violation of law or cause the Company to materially violate any covenant in any agreement with a financial institution pursuant to which the Company (A) has incurred indebtedness in the original principal amount in excess of $2,000,000 and (B) with respect to which either (1) there is a contractual prohibition on prepayment of outstanding principal, (2) the amount of principal outstanding for which there is no contractual prohibition on prepayment is in excess of $500,000 or (3) the Company would be required to pay, in addition to the outstanding principal amount plus accrued interest, a payment in excess of $500,000 to prepay any outstanding principal or accrued interest (“Loan Covenant”), such payment shall be delayed until the earlier of (i) the date upon which payment of the Cash Value Payout no longer results in a violation of law or causes the Company to materially violate any Loan Covenant, as applicable; (ii) a Change of Control Transaction; (iii) an IPO; or (iv) the date four (4) years following the date of determination of the Cash Value in connection with such termination (a “Payment Delay”); provided, further, that if such Payment Delay occurs, during such time period between the determination of the Cash Value and the actual payment of the Cash Value Payout, interest shall accrue on the principal amount of Cash Value at an annual rate of LIBOR (as defined below) plus three percent (3%) compounding and accruing daily. As used herein, “LIBOR” shall mean the offered rate per annum which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate with maturities as closely equivalent to four years as possible in U.S. Dollars, determined as of approximately 11:00 a.m. (London, England time) on the date of termination or, if such rate is not available the rate per annum equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the date of termination) in U.S. Dollars of amounts in same day funds comparable to the Cash Value Payout with maturities as closely equivalent to four years as possible as of approximately 11:00 a.m. (London, England time) on the date of termination. Notwithstanding anything to the contrary set forth herein, if such Cash Value Payout is subject to a Payment Delay, the Holder shall be entitled to assign or otherwise transfer the right to receive the Cash Value Payout at its sole discretion. Holder shall provide prior written notice to the Company of any such assignment or transfer, including evidence of such assignment or transfer promptly thereafter.
          2.3 Determination of Cash Value. The Cash Value shall equal the fair market value of this Warrant on the date a Change of Control Transaction is consummated or the Master Services Agreement is terminated, as applicable pursuant to Section 2.1 or 2.2 (the “Cash Value”). In order to determine the Cash Value, the Company and Holder shall, within ten (10) days of either the Company’s notice to the Holder of its election to exercise the option set forth in Section 2.1 or the termination date of the Master Services Agreement as contemplated in Section 2.2, as applicable, reasonably agree upon an independent appraiser (an “Agreed Appraiser”) to conduct an appraisal of the Cash Value, who shall use best efforts to complete such appraisal within 45 days following its selection. Such appraiser’s determination of the Cash Value shall be binding upon the Company and the Holder. If the Company and the Holder are unable to agree on the selection of an independent appraiser within such ten (10) day period, the Company and the Holder shall each select an independent appraiser. The two selected independent appraisers shall then choose a third independent appraiser. All three independent appraisers shall then conduct appraisals to determine the Cash Value, and shall use best efforts to complete such appraisals within 45 days following the selection of the third independent appraiser. The Cash Value shall be the average of the two such appraisal values that are closest to one another and such determination of Cash Value shall be binding upon the Company and the Holder. Each of Holder and the Company shall pay 50% of all fees and expenses associated with any such appraisals; provided, however, that if the Master Services Agreement is terminated pursuant to Section 2.2, the parties concur on an Agreed Appraiser, and the Cash Value is determined to be equal to or less than two million dollars ($2,000,000), Holder shall pay 100% of all fees and expenses of the appraisal conducted by the Agreed Appraiser. The appraisal of the Cash Value shall take into consideration the per share consideration in the proposed Change of Control Transaction to be received by the Company relative to the Exercise Price, Holder’s proximity to achieving the vesting thresholds set forth in Section 1.3 hereof and the likelihood of Holder achieving such vesting thresholds in the future. The appraisal of the Cash Value shall not take into account the termination of Holder’s right to exercise this Warrant pursuant to Section 2.4.
          2.4 Termination of Exercise Rights. Upon the determination of Cash Value pursuant to and in accordance with this Section 2.3 the Holder’s right to exercise this Warrant and purchase the Shares shall immediately terminate (provided, however, for avoidance of doubt, that nothing in this Section 2.4 shall be deemed to terminate Holder’s rights to receive the Cash Value Payout pursuant to this Warrant).
     3. Adjustments to Exercise Price. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:
          3.1 Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide its outstanding shares of Common Stock, by split-up or otherwise, or combine its outstanding shares of Common Stock, or issue additional shares of its Common Stock as a dividend, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per Share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 3.1 shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.
          3.2 Reclassification, Reorganization and Consolidation. Subject to Section 1.1(a) and Section 2 hereof, in case of any Change of Control Transaction, reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 3.1 above), then the Company shall make appropriate provision so that the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such Change of Control Transaction, reclassification, reorganization, or change by a holder of the same number of Shares as were issuable pursuant to this Warrant (without regard to the vesting of such Shares but without limiting any requirement otherwise hereunder to vest in such shares thereafter prior to exercise) immediately prior to such Change of Control Transaction, reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.
          3.3 Notice of Adjustments and Record Dates. The Company shall promptly notify the Holder in writing of each adjustment or readjustment of the Exercise Price hereunder and the number or kind of securities purchasable upon exercise of the Warrant. Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based.
          3.4 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant. Without limiting the generality of the foregoing, the Company (a) shall at all times reserve and keep available, free from preemptive rights, a number of its authorized shares of Common Stock, which shall be sufficient to permit the exercise of this Warrant and (b) shall take all such action as may be necessary or appropriate in order that all shares of Common Stock as may be issued pursuant to the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. If at any time during the term of this Warrant, the number of authorized but unissued shares of the Company’s Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
     4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as follows:
          4.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business. The Company has all requisite corporate power to issue this Warrant and to carry out and perform its obligations under this Warrant.
          4.2 Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, issuance and delivery of this Warrants and the reservation of the Shares issuable upon exercise of the Warrants has been taken. This Warrant, when executed, issued and delivered by the Company, shall constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors. The Shares, when issued in compliance with the provisions of this Warrant will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.
          4.3 Compliance. Except for any Permits or any approvals that may be required under the HSR Act, no governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution, issuance and delivery of this Warrant or the issuance of the Shares, except such as have been duly and validly obtained or filed, or with respect to any filings that may be made after the issuance of this Warrant, as will be filed in a timely manner. The execution, issuance, delivery, and performance of and compliance with this Warrant, and the consummation of the transactions contemplated hereby, will not, with or without the passage of time or giving of notice, result in any violation or default of any term of the Company’s charter documents, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.
          4.4 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.001, 11,765,139 shares of which are issued and outstanding, and 25,553,267 shares of Preferred Stock, par value $0.001, 6,519,575 shares of which are designated Series A Preferred Stock, 6,481,272 of which are issued and outstanding, 3,197,667 shares of which are designated Series B Preferred Stock, 3,176,719 of which are issued and outstanding, 10,113,638 shares of which are designated Series C Preferred Stock, 9,938,812 of which are issued and outstanding, 4,540,569 shares of which are designated Series C-1 Preferred Stock, 4,239,718 of which are issued and outstanding, and 1,181,818 shares of which are designated Series C-2 Preferred Stock, all of which are issued and outstanding. Each share of the Company’s Preferred Stock is convertible into one share of the Company’s Common Stock. The Company also has reserved an aggregate of 9,943,134 shares of the Company’s Common Stock for issuance to employees and consultants pursuant to the Company’s existing stock option and equity incentive plans, under which (i) 4,132,568 shares have been issued and are reflected in the currently outstanding Common Stock (as a result of exercises), (ii) options to purchase 5,500,278 shares are presently outstanding and (iii) 267,023 shares remain available for future grant. All issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with all applicable federal and state securities laws. Other than a warrant held by Gold Hill Venture Lending 03, LP for 283,786 shares of Series C-1 Preferred Stock and a warrant held by GE Capital Equity Investments, Inc. for 500,000 shares of common stock (the “GE Warrant”) and other than as set forth above or in the Investors’ Rights Agreement between the Company and the holders of Preferred Stock, there are no other outstanding rights, options, warrants, preemptive rights, rights of first refusal, or similar rights for the purchase or acquisition from the Company of any securities of the Company nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first refusal. Other than the repurchase right with respect to the GE Warrant (which the Company intends to exercise prior to September 1, 2009), there are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities. The respective rights, preferences, privileges, and restrictions of the Company’s Preferred Stock and the Company’s Common Stock are as stated in the Company’s Certificate of Incorporation.
          4.5 Offering. Assuming the accuracy of the representations and warranties of the Holder contained in Section 10.1 hereof, the offer, issue, and sale of this Warrant and the Shares issuable upon exercise of this Warrant are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.
     5. Replacement of the Warrant. On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form to the Company or, in the case of any such mutilation, on surrender and cancellation of the Warrant, the Company shall execute and deliver to the Holder, in lieu thereof, a new Warrant of like tenor and denomination.
     6. No Rights or Liability as a Stockholder. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provisions hereof, in the absence of affirmative action by the Holder to purchase or acquire the Shares pursuant to the terms of this Warrant, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder as a stockholder of the Company.
     7. Information Rights; Registration Rights.
          7.1 Financial Statements. Upon vesting of the Warrant in accordance with Section 1.3 hereof, provided that the Holder agrees to maintain the confidentiality of the following information, the Company shall furnish to Holder (i) within forty-five (45) days after the end of the first, second and third fiscal quarters of the Company an unaudited consolidated statement of income of the Company for such fiscal quarter and an unaudited consolidated balance sheet of the Company as of the end of such fiscal quarter, all prepared in accordance with GAAP, consistently applied and (ii) within one hundred twenty (120) days after the end of each fiscal year of the Company, an audited consolidated statement of income of the Company for such fiscal year and an audited consolidated balance sheet of the Company as of the end of such fiscal year, all prepared in accordance with GAAP, consistently applied, and accompanied by a report and opinion thereon by the Company’s independent public accountants.
          7.2 Registration Rights. The Holder shall become a party to, and have registration rights as set forth in, the Sixth Amended and Restated Registration Rights Agreement dated as of December 19, 2008, as amended from time to time (the “Registration Rights Agreement”) pursuant to an amendment to the amendment of such agreement entered into and effective as of the Effective Date.

          7.3 Report on PayPal-Generated EBITDA.
               (a) Upon written request by the Holder (not to exceed once per six month period), the Company shall provide to Holder, within thirty (30) days of such request, a detailed calculation (the “EBITDA Report”) of PayPal-Generated EBITDA (including a determination of PayPal Revenues, PayPal Gross Margin, Revenue Pro Rata Percentage, PayPal Net Income and a breakdown of the adjustments from PayPal Net Income) specifying the amount of PayPal-Generated EBITDA (and related adjustments from net income) that the Company has generated in the 12-month period prior to the request of the Holder; provided that if any previously-provided EBITDA Report (as may be amended pursuant to any audit in accordance with the terms of Section 7.3(b) below) reflects PayPal-Generated EBITDA in excess of $50.0 million, Holder may thereafter request an EBITDA Report once per fiscal quarter.
               (b) Upon written request by the Holder (not to exceed once per 12-month period), Holder shall have the right to have an independent auditor of national standing chosen by Holder (the “EBITDA Auditor”) audit and review the EBITDA Report (the “Audit”) delivered by the Company and the underlying data and adjustments provided that such EBITDA Auditor enters into a non-disclosure agreement as reasonably requested by the Company prior to commencing the Audit which non-disclosure agreement shall not prevent the EBITDA Auditor from disclosing the results of such Audit or the EBITDA Auditor’s work papers related to such Audit to Holder. During the conduct of the Audit, the EBITDA Auditor shall have reasonable access to the Company’s financial records, personnel, working papers, schedules and calculations used in the preparation of the EBITDA Report, as reasonably necessary to assess the accuracy of the EBITDA Report. The EBITDA Auditor shall provide the Company and the Holder its written determination (the “Auditor Determination”) as to whether any adjustment should be made to the EBITDA Report promptly following completion of the Audit. If the Company does not dispute any portion of such Auditor Determination or does not engage a Dispute Auditor (as defined below) prior to the Dispute Termination Date, the Auditor Determination shall be final, conclusive and binding on the Company and the Holder and the EBITDA Report shall be amended to reflect such Auditor Determination, provided, however, that in no event shall the EBITDA Report be amended to decrease the amount of PayPal-Generated EBITDA reflected on the EBITDA Report originally delivered by the Company. The Holder and the Company agree to use their best efforts to resolve any disputes arising from the Auditor Determination. In the event that the Holder and the Company can not resolve any such dispute within 30 days following the delivery of the Auditor Determination (the “Negotiation Period”), the Company shall have the right, within 10 days following the completion of such Negotiation Period to engage an independent auditor of national standing (other than the EBITDA Auditor) (the “Dispute Auditor”) to audit and review the EBITDA Report (the “Dispute Audit”) delivered by the Company and the underlying data and adjustments. The Dispute Auditor shall provide the Company and the Holder its written determination (the “Dispute Determination”) as to whether any adjustment should be made to the EBITDA Report promptly following completion of the Dispute Audit. The average of the amount of PayPal-Generated EBITDA as determined by the EBITDA Auditor and the Dispute Auditor in the Auditor Determination and Dispute Determination, as applicable, shall be final, conclusive and binding on the Company and the Holder and the EBITDA Report shall be amended to reflect such amount; provided, however, that if the EBITDA Auditor agrees with the Dispute Determination, the amount of PayPal-Generated EBITDA as determined by the Dispute Auditor in the Dispute Determination shall be final, conclusive and binding on the Company and the Holder and the EBITDA Report shall be amended to reflect such amount; provided further, that in no event shall the EBITDA Report be amended to decrease the amount of PayPal-Generated EBITDA reflected on the EBITDA Report originally delivered by the Company. The fees and expenses of any Dispute Auditor with respect to any Dispute Audit shall be paid by the Company. The fees and expenses of the EBITDA Auditor with respect to the Audit shall be paid by the Holder; provided, however, that if as a result of the procedures set forth in this Section 7.3(b), the EBITDA Report is amended to increase the amount of PayPal-Generated EBITDA from the amount reflected on the EBITDA Report originally delivered to the Holder by the Company such that a vesting of Tranche A Shares occurs (which Shares otherwise would not have vested pursuant to the EBITDA Report originally delivered by the Company), the fees and expenses of the EBITDA Auditor with respect to such Audit shall be borne by the Company.
     8. Notices. The Company shall give notice to the Holder if at any time prior to the expiration or exercise in full of the Warrant, any of the following events shall occur: (i) the Company shall authorize the payment of any dividend upon shares of Common Stock or authorize the making of any distribution to all holders of Common Stock; (ii)the Company shall authorize the issuance to all holders of Common Stock of any additional shares of Common Stock or stock equivalents or of rights, options or warrants to subscribe for or purchase Common Stock or stock equivalents or of any other subscription rights, options or warrants; (iii) a dissolution, liquidation or winding up of the Company shall be proposed; (iv) a capital reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock); or (v) a Change of Control Transaction. Such giving of notice shall be initiated at least 10 business days prior to the date fixed as a record date or effective date or the date of closing of the Company’s stock transfer books for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or for the determination of the stockholders entitled to vote on such proposed Change of Control Transaction, reorganization, reclassification, dissolution, or liquidation. Such notice shall specify such record date or the date of closing the stock transfer books, as the case may be.
     9. Repurchase Rights. In the event the Holder’s right to exercise this Warrant expires pursuant to Section 1.1(a) due to: (i) a Standard Termination (other than a Standard Termination by either party pursuant to Section 10.1 of the Master Services Agreement), or (ii) an Exclusivity Opt-Out (each a “Repurchase Termination”), the Company shall have the right (which right shall be assignable by the Company without the consent of Holder), but not the obligation, to repurchase, all or any portion of the Shares previously issued to Holder upon exercise of this Warrant by delivery to the Holder of: (i) written notice (the “Repurchase Notice”) of its exercise of the repurchase rights set forth in this Section 9 within sixty (60) days following such Repurchase Termination accompanied by (ii) the aggregate Repurchase Price (as defined below) for the Shares being repurchased by the Company in cash or by wire in immediately available funds. The “Repurchase Price” per Share pursuant to such repurchase shall equal the Exercise Price plus twelve percent (12%) annual interest, compounding and accruing daily from the date such Share was acquired upon exercise of this Warrant. The Company’s repurchase rights hereunder shall lapse and be of no further force or effect upon the earlier of: (i) two (2) years from the vesting of any Tranche A Shares; (ii) sixty (60) days following a Repurchase Termination; (iii) the effective date of a registration statement pursuant to the Securities Act relating to an IPO; (iv) the consummation of a Change of Control in which the consideration paid to the stockholders of the Company consists of cash, securities of class that are publicly traded or a combination of the foregoing (each of the events described in clause (iii) above and this clause (iv) a “Liquidity Event;” (v) the termination of the Master Services Agreement other than pursuant to a Standard Termination; (vi) the termination of the Master Services Agreement pursuant to Section 10.1 of the Master Services Agreement; or (vii) March 3, 2014. Upon receipt of the Repurchase Notice and aggregate Repurchase Price pursuant to and in compliance with this Section 9, the Holder shall assign the Shares being repurchased in a form and substance reasonably acceptable to the Company. The repurchase rights set forth herein shall in no way restrict or limit Holder’s right to transfer, in compliance with Section 10.2, any Shares acquired upon exercise of this Warrant prior to its receipt of a valid Repurchase Notice pursuant to and in compliance with this Section 9; provided that any transfer of such Shares shall be subject to, and the transferee will agree to be bound by, the repurchase rights set forth herein. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to the Shares issued under this Warrant, shall immediately be subject to the right of repurchase set forth in this Section 9. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the Repurchase Price per Share to be paid upon the exercise of the repurchase rights in order to reflect any such transaction.
     10. Miscellaneous.
          10.1 Compliance with Securities Laws. The Holder of this Warrant, by acceptance hereof, acknowledges that (i) it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act; (ii) it has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring this Warrant and the Shares issuable hereunder; (iii) it is acquiring this Warrant and any Shares to be issued upon exercise hereof solely for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and that it will not offer, sell or otherwise dispose of this Warrant or any Shares to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the Securities Act or any applicable state securities laws; (iv) it understands that no public market now exists for this Warrant, or for the Shares to be issued upon exercise thereof, and that the Company has made no assurances that a public market will ever exist for this Warrant or any Shares so issued; (v) it has had an opportunity to discuss the tax consequences of its acquisition of this Warrant with its own tax advisor, that it is relying solely on such advisors and not on any statements or representations of the Company or any of the Company’s agents with respect to such tax consequences, and that it understands that it, and not the Company, shall be responsible for its own tax liability that may arise as a result of its acquisition or exercise of this Warrant; and (vi) the Holder either has a preexisting personal or business relationship with the Company, its officers or its directors or, by reason of its business or financial experience, or the business or financial experience of its professional advisors (being unaffiliated with and not compensated by the Company or any affiliate or selling agent of the Company) can reasonably be assumed to have the capacity to protect its interests in connection with its acquisition or exercise of the Warrant.

          10.2 Transfer of Warrant. This Warrant may not be assigned, sold, pledged or otherwise transferred by Holder without the prior written consent of the Company, not to be unreasonably withheld, provided, however, that the Holder may, upon written notice to the Company and without the consent of the Company: (i) assign or otherwise transfer this Warrant to its successor (by merger, consolidation or otherwise) or to a purchaser of all or substantially all of its assets; (ii) assign or otherwise transfer this Warrant to any parent or Subsidiary of Holder, or prior to any Spin-Out Event (as defined below), eBay, PayPal or any parent or Subsidiary of eBay or PayPal (each, a “Related Entity”); provided that any such transferee pursuant to this clause (ii) shall agree to transfer or assign this Warrant to a Related Entity prior to any event occurring prior to a Spin-Out Event that would cause it to no longer be a Related Entity; or (iii) assign or otherwise transfer its right to acquire (A) the Tranche A Shares issuable pursuant to this Warrant to PayPal or any parent or Subsidiary of PayPal; and (B) the Tranche B shares issuable pursuant to this Warrant to eBay or any parent or Subsidiary of eBay, in each case upon a Spin-Out Event (as defined below) (each of (i), (ii) and (iii), an “Exempt Warrant Transfer”). Any transfers of this Warrant and the Shares issued upon exercise hereof shall be made in compliance with applicable securities laws and, if requested by the Company, the Holder shall provide, at the Holder’s expense, either (i) a written opinion addressed to the Company of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, to the effect that the proposed transfer of the securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Securities and Exchange Commission (the “Commission”) to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder shall be entitled to transfer such securities in accordance with the terms of the notice delivered by the holder to the Company. Notwithstanding anything to the contrary set forth herein, no opinion of counsel or no-action letter from the Commission shall be required with respect to any transfer of this Warrant or any Shares issued upon exercise of this Warrant by the Holder if (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; (ii) such disposition is in compliance with Rule 144 promulgated under the Securities Act (so long as the Company is furnished with satisfactory evidence of compliance with such Rule); or (ii) if such transfer is to a party to whom this Warrant may be transferred pursuant to an Exempt Warrant Transfer. Any transferee will agree to be bound by the terms of this Warrant consistent with the rights and obligations of the Holder hereunder, including, without limitation, the repurchase rights set forth in Section 9 of this Warrant. Notwithstanding the above, Holder shall transfer and assign its rights to acquire the Tranche A Shares issuable pursuant to this Warrant to PayPal (or a Subsidiary or parent of PayPal) and transfer and assign its rights to acquire the Tranche B Shares issuable pursuant to this Warrant to eBay (or a Subsidiary or parent of eBay) in the event that (i) PayPal ceases to be a direct or indirect Subsidiary of eBay (a “Spin-Out Event”) and (ii) the Master Services Agreement is effective at the time of such Spin-Out Event. In the event of the transfer of such rights in connection with a Spin-Out Event, the Company agrees to issue new Warrants to each of the Holder and the entity to whom such rights were assigned in such Spin-Out Event to appropriately reflect the rights, restrictions and obligations of the Holder and such entity following such transfer.

          10.3 Lock Up. Holder, and any transferee of this Warrant and the Shares issued upon exercise hereof, shall be subject to the lock up provisions set forth in the Registration Rights Agreement.
          10.4 Restrictive Legends. The certificates representing the Shares and any securities of the Company issued with respect thereto shall be imprinted with legends restricting transfer except in compliance with the terms hereof and with applicable Federal and state securities laws and reflecting all other restrictions on transfer as set forth herein.
          10.5 Titles and Subtitles. The titles and subtitles used in this Warrant are for convenience only and are not to be considered in construing or interpreting this Warrant.
          10.6 Notices. Except as otherwise provided herein, any notices and other communications required or permitted under this Warrant shall be effective if in writing and delivered personally or sent by fax, overnight by Federal Express or other generally recognized overnight carrier, or by First Class U.S. Mail, with postage prepaid, addressed to the Company or the Holder, as the case may be, at the address set forth below, or such other address as either the Company or the Holder, as the case may be, may notify the other in writing from time to time. Unless otherwise specified herein, such notices or other communications shall be deemed effective (and to have been received): (a) on the Banking Day delivered, or the date delivery is refused, if delivered personally; (b) on the Banking Day delivered, if delivered by fax (or the following Banking Day, if delivered by fax after the close of Normal Business Hours); (c) one (1) Banking Day after being sent overnight, if sent by Federal Express or other generally recognized overnight carrier; or (d) three (3) Banking Days after being deposited in the U.S. Mail, First Class, with postage prepaid. Notices shall be addressed as follows:

If to the Company:	Green Dot Corporation
605 E. Huntington Drive, Suite 205
Monrovia, California 91016
Attention: General Counsel
Facsimile: 626-739-2002

If to the Holder:	PayPal, Inc.
2211 North First Street
San Jose, California 95131
Attention: Vice President Business Development
Facsimile: 408-967-9911

with a copy to:	eBay Inc.
2145 Hamilton Ave.
San Jose, California 95125
Attention: General Counsel
Facsimile: 408-376-7514

and with respect to any other Holder, such address as is provided by such Holder to the Company. Any party may change its address for the purpose of this Section 10.6 by giving the other party written notice of its new address in the manner set forth above.
          10.7 Attorneys’ Fees. Each party shall bear its own expenses in connection with the transactions contemplated hereby; provided, however that if any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.
          10.8 Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 10.8 shall be binding upon the Holder of this Warrant, each future Holder of this Warrant, and the Company.
          10.9 Binding Effect on Successors. This Warrant shall be binding upon any corporation or other entity succeeding the Company by merger or consolidation. The Company shall use its commercially reasonable efforts to take such steps as may be necessary or appropriate to insure that any business entity which acquires all or substantially all of the Company’s assets will assume the Company’s obligations hereunder. All of the obligations of the Company relating to the Shares shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the permitted successors and assigns of the Holder.
          10.10 Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
          10.11 Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its conflicts of laws principles.
[Signature Pages Follow]

GREEN DOT CORPORATION,

A Delaware corporation

/s/ Steve Streit

By: Steve Streit

Its: Chief Executive Officer

PayPal, Inc.

A Delaware corporation

By:	/s/ Mary Hentges

Its: VP, CFO

SCHEDULE A
FORM OF SUBSCRIPTION
(To be signed only on exercise of Warrant)
To: Green Dot Corporation
     (1) ☐ The undersigned hereby elects to purchase                      shares of the Common Stock of Green Dot Corporation (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
          ☐ The undersigned hereby elects to purchase                      shares of the Common Stock of Green Dot Corporation (the “Company”) pursuant to the terms of the net exercise provisions set forth in Section 1.4(b) of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.
     (2) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Social Security Number/Taxpayer ID)

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

Dated:

(Print Name)

Address: